Exhibit 5.1

September 17, 2018

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2

Canada

Ladies and Gentlemen:

We have acted as United States counsel to The Toronto-Dominion Bank, a bank chartered under the Bank Act (Canada) (the “Bank”), in connection with the Registration Statement on Form F-3 (File No. 333-211718) filed by the Bank with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), as it became effective under the Securities Act (the “Registration Statement”), relating to the issuance by the Bank of (i) US$1,000,000,000 aggregate principal amount of 3.150% Senior Medium-Term Notes, Series A, due 2020 (the “2020 Notes”) and (ii) US$1,000,000,000 aggregate principal amount of Floating Rate Senior Medium-Term Notes, Series A, due 2020 (the “2020 Floating Rate Notes” and, together with the 2020 Notes, the “Notes”). The Notes will be issued under an Indenture, dated as of June 30, 2006 (the “Indenture”), between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture, the Terms Agreement, dated September 10, 2018, among the Bank and the agents named therein, which incorporates by reference certain provisions of the Distribution Agreement, dated June 30, 2016, between the Bank and TD Securities (USA) LLC (together, the “Distribution Agreement”) and a duplicate of the global master note representing the Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Bank.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinions set forth below, we have further assumed that (1) the Bank is validly existing and in good standing under Canadian law and has duly authorized, executed, issued and delivered the Distribution Agreement, the Indenture and the Notes, as applicable, in accordance with the Bank Act (Canada), the Bank’s by-laws and Canadian law, (2) the execution, issuance, delivery and performance by the Bank of the Distribution Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of the Bank Act (Canada) or the Bank’s by-laws, or violate Canadian law or the law of any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the federal law of the United States) and (3) the execution, issuance, delivery and performance by the Bank of the Distribution Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Bank.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the due authentication thereof by the Trustee and upon payment and delivery in accordance with the Distribution Agreement, the Notes will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that you will be relying with respect to all matters of Canadian law on the opinion of McCarthy Tétrault LLP, Canadian counsel to the Bank, dated the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to a Report on Form 6-K of the Bank filed with the Commission and to the incorporation by reference of this opinion into the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP